Exhibit 2.2

FIRST AMENDMENT TO
ASSET PURCHASE AGREEMENT

This FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT (this “Amendment”) is made and entered into as of January __, 2018, by and between (i) DEXTERA SURIGCAL, INC., a Delaware corporation formerly known as “Cardica, Inc.” (“Seller”) and (ii) AESCULAP, INC., a California corporation (“Buyer”). Seller and Buyer are sometimes referred to herein individually each as a “Party” and collectively as the “Parties.”

BACKGROUND

WHEREAS, the Parties, have entered into an Asset Purchase Agreement dated December 11, 2017 (the “Purchase Agreement”), providing for, among other things, the sale, transfer, conveyance, assignment and delivery by Seller to Buyer of substantially all of the assets of Seller in connection with a proposed sale under Section 363 of Chapter 11 of Title 11 of the United States Bankruptcy Code, on the terms and conditions set forth therein and subject to the approval of the United States Bankruptcy Court for the District of Delaware; and

WHEREAS, the Parties desire to modify and amend the Purchase Agreement, as hereinafter set forth in this Amendment.

AGREEMENT

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which.is hereby acknowledged, the Parties hereby covenant and agree as follows:

1.      Background. The Background provisions set forth above (including, but not limited to, the defined terms set forth therein) are hereby incorporated by reference in this Amendment and made a part hereof as if set forth in their entirety in this Section 1.

2.      Capitalized Terms. Any capitalized terms used in this Amendment without definition shall have the meanings ascribed to those terms in the Purchase Agreement.

3.      Amendment of Purchase Agreement. The Parties agree that the first (1st) sentence of Section 2.3 of the Purchase Agreement shall be amended to read as follows: “At least twelve (12) days prior to the Sale Hearing, Buyer will provide Seller with a completed form of Schedule 2.1(a)(iv).”

4.      Applicable Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed therein.

5.      Ratification of Purchase Agreement. Except as modified and amended by this Amendment, the Purchase Agreement is hereby ratified and confirmed in all respects and remains in full force and effect.

6.      Counterparts. This Amendment may be executed in two or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Any Party to this Amendment may deliver an executed copy hereof electronically by facsimile transmission or in Portable Document Format (PDF) to another Party hereto and any such delivery shall have the same force and effect as any other delivery of a manually signed copy of this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Amendment on behalf of the parties as of the day and year first above written.

SELLER:

DEXTERA SURGICAL, INC.

By:         /s/ Julian Nikolchev

        Name: Julian Nikolchev

        Title:   President and CEO

BUYER:

AESCULAP, INC.

By:    /s/ Keith Moser

        Name: Keith Moser

        Title:   Treasurer

and

By:    /s/ Charles A. DiNardo

        Name: Charles A. DiNardo

        Title:   President

Signature Page to Amendment to Asset Purchase Agreement